Exhibit (h.3)

SERVICE MODULE

FOR

FUND ADMINISTRATION AND ACCOUNTING SERVICES

between

BTC RECIPIENTS

and

STATE STREET

BTC | State Street CONFIDENTIAL

This Fund Administration and Accounting Services Module (the “Fund Administration and Accounting Services Module”), dated as of the 21st day of April, 2011 (the “Fund Administration and Accounting Services Module Effective Date”), is made and entered into by and between those BTC Recipients listed in Exhibit A (the “BTC Recipients”) and State Street Bank and Trust Company (“State Street”). Each BTC Recipient (acting for itself) and State Street are collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, each BTC Recipient desires to appoint State Street as its administrator and accounting agent and State Street desires to accept such appointment;

WHEREAS, each BTC Recipient is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the BTC Recipients engage in the business of investing and reinvesting the assets of each BTC Fund in the manner and in accordance with the applicable investment objective, policies and restrictions specified in each BTC Fund’s currently effective prospectus and statement of additional information (the “Registration Statement”), as amended from time to time, filed under the 1940 Act; and

WHEREAS, copies of each BTC Recipient’s Declaration of Trust or other formation document (“Formation Document”), By-Laws, and the most recent amendment to its Registration Statement have been furnished to State Street.

NOW, THEREFORE, for and in consideration of the agreements set forth below and intending to be legally bound, the Parties hereby agree as follows:

1.	BACKGROUND.

1.1	Purpose. This Fund Administration and Accounting Services Module is made and entered into with reference to the following:

(a)	The BTC Recipients and State Street entered into a Master Services Agreement dated as of April 21, 2011 (the “Master Services Agreement”), which will form the basis for the Parties understanding with respect to the terms and conditions applicable to this Fund Administration and Accounting Services Module;

(b)	Except as otherwise specified herein, this Fund Administration and Accounting Services Module will incorporate the terms of the Master Services Agreement.

(c)	The Parties wish to enter into this Fund Administration and Accounting Services Module under and pursuant to the Master Services Agreement to cover the certain fund administration and accounting services described in more detail in this Fund Administration and Accounting Services Module, and the schedules hereto (the “Fund Administration and Accounting Services”).

1.2	Objectives. Each BTC Recipient and State Street agrees that the purposes and objectives of the Master Services Agreement apply to this Fund Administration and Accounting Services Module, subject to the limitations set forth therein.

Fund Administration and Accounting Service Module	1	BTC | State Street CONFIDENTIAL

2.	OVERVIEW AND STRUCTURE.

2.1	Overview. Subject to the terms and conditions of the Master Services Agreement and this Fund Administration and Accounting Services Module, as of the Fund Administration and Accounting Services Module Effective Date, State Street shall provide the Fund Administration and Accounting Services described in this Fund Administration and Accounting Services Module to each BTC Recipient. This Fund Administration and Accounting Services Module shall include the following Schedules:

Exhibit A	List of BTC Recipients
Schedule 3-B	Service Levels
Schedule 3-C	KPIs
Schedule 3-D	Fee Schedule

3.	DEFINITIONS.

Unless otherwise defined in this Fund Administration and Accounting Services Module, defined terms used in this Fund Administration and Accounting Services Module and the Schedules hereto and the Appendices thereto, have the meanings set forth in the Master Services Agreement.

4.	INITIAL TERM

The Initial Term of this Fund Administration and Accounting Services Module shall commence on the Fund Administration and Accounting Services Module Effective Date and shall continue until May 15, 2014, unless terminated earlier or extended in accordance with the terms of this Fund Administration and Accounting Services Module or the Master Services Agreement. This Fund Administration and Accounting Services Module shall automatically terminate upon the termination of: (a) the Master Services Agreement: or (b) the iGroup Module.

5.	STATE STREET RESPONSIBILITIES

5.1	Fund Administration and Accounting Services.

(a)	Each BTC Recipient is engaging State Street to provide the Fund Administration and Accounting Services specified in Schedules 3-B and 3-C to this Fund Administration and Accounting Services Module with respect to such BTC Recipient subject to the terms and conditions of this Fund Administration and Accounting Services Module. State Street agrees to act as such upon the terms and conditions hereinafter set forth.

(b)	State Street agrees to provide the Fund Administration and Accounting Services, as described in Schedules 3-B and 3-C to this Fund Administration and Accounting Services Module, as such Schedule may be amended from time to time by the consent of the Parties, in connection with the operations of such BTC Recipient and its BTC Funds.

(c)	In performing the Fund Administration and Accounting Services hereunder, State Street shall at all times act in conformity with and informed by: (i) the BTC Recipients’ Formation Document and By-Laws, as the same may be amended from time to time; (ii) the investment objectives, policies, restrictions and other practices set forth in the BTC Recipients’ Registration Statements, as the same may be amended from time to time; and (iii) all applicable requirements of the State Street Laws and State Street known laws.

Fund Administration and Accounting Service Module	2	BTC | State Street CONFIDENTIAL

5.2	Books and Records. In addition to the provisions of Section 12.5 in the Master Services Agreement, State Street agrees that all records prepared and maintained by State Street relating to the Fund Administration and Accounting Services will be preserved, maintained and made available in accordance with all applicable State Street Laws and State Street known laws, which will be deemed to include Section 31 of the 1940 Act and the rules thereunder. Any records required to be maintained by Rule 31a-1 under the 1940 Act will be preserved for the periods and maintained in a manner prescribed under such rules. All records maintained by State Street in connection with the performance of its duties under this Fund Administration and Accounting Services Module will remain the property of the BTC Recipient. Each BTC Recipient and its authorized representatives shall have reasonable access to its records relating to the services to be performed under this Fund Administration and Accounting Services Module at all times during State Street’s normal business hours. Upon the reasonable request of a BTC Recipient, copies of any such records shall be provided promptly by State Street to the BTC Recipient or its authorized representatives. In the event of a permitted termination or expiration of this Fund Administration and Accounting Services Module, all records will be delivered to the BTC Recipient as of the date of termination or expiration or at such other time as may be mutually agreed upon by the Parties.

5.3	Written Procedures. Written procedures applicable to the Fund Administration and Accounting Services to be performed hereunder may be established from time to time by mutual agreement of the Parties.

5.4	Security Valuations. In determining security valuations, State Street will utilize one or more Third-Party Providers or Authorized Data Sources designated by a BTC Recipient to determine valuations of such BTC Recipient’s securities for purposes of calculating net asset values of such BTC Recipient. Such BTC Recipient shall identify to State Street the Third-Party Providers or Authorized Data Sources to be utilized on such BTC Recipient’s behalf. State Street shall price the securities and other holdings of such BTC Recipient and calculate applicable net asset values in accordance with the Service Level Schedule.

6.	SERVICE LEVELS

Schedules 3-B and C set forth the Service Levels and Key Performance Indicators applicable to the Fund Administration and Accounting Services under this Fund Administration and Accounting Services Module. State Street will perform the Fund Administration and Accounting Services under this Fund Administration and Accounting Services Module in accordance with such Service Levels and Key Performance Indicators and Section 3 of the Master Services Agreement.

7.	FEES.

Each BTC Recipient, on behalf of its BTC Funds, will pay State Street the fees set forth in Schedule 3-D (Fee Schedule) hereto for the Fund Administration and Accounting Services provided by State Street under this Fund Administration and Accounting Services Module.

Fund Administration and Accounting Service Module	3	BTC | State Street CONFIDENTIAL

8.	REPRESENTATIONS.

8.1	Generally. Neither State Street nor any of its employees or agents is authorized to make any representation concerning the shares of a BTC Recipient, or its BTC Funds without prior written consent, except those contained in the then-current Registration Statement or applicable prospectuses and statements of additional information. State Street shall have no authority under this Fund Administration and Accounting Services Module to act as agent for a BTC Recipient, or its BTC Funds or for the BTC Recipient, except where necessary to perform specific Fund Administration and Account Services under this Fund Administration and Accounting Services Module.

8.2	Representations and Warranties of State Street. State Street represents and warrants to each BTC Recipient that State Street has adopted written policies and procedures that are reasonably designed to prevent violation of the “Federal Securities Laws,” as such term is defined in Rule 38a-1 under the 1940 Act, with respect to the Fund Administration and Accounting Services to be provided to such BTC Recipient under this Fund Administration and Accounting Services Module.

9.	ADDITIONAL FUNDS.

If a BTC Recipient establishes one or more series or classes of shares in addition to the series listed on Exhibit A hereto with respect to which it desires to have State Street render services as administrator and accounting agent under the terms hereof, it shall so notify State Street in writing and if State Street agrees in writing to provide such services (which agreement will not be unreasonably withheld), such series of shares shall become a Fund hereunder, and Exhibit A shall be appropriately amended.

10.	MISCELLANEOUS

10.1	Notices. Any formal notice, consent, approval, acceptance, agreement or other communication given pursuant to this Service Module will be in writing and will be effective either when delivered personally to the Party for whom intended, facsimile (with confirmation of delivery), or overnight delivery services (with confirmation of delivery) (unless delivered after normal business hours, in which case it will be deemed the next Business Day), addressed to such Parties as specified below. A Party may designate a different address by notice to the other Party given in accordance herewith.

For a BTC Recipient:	BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105 Facsimile: (415) 618-5685 Attention: Chief Operating Officer, Mutual Funds

With Copy To:	BlackRock Institutional Trust Company, N.A. 400 Howard Street San Francisco, CA 94105 Facsimile: (415) 618-5048 Attention: Global General Counsel

For State Street:	State Street Bank and Trust Company 200 Clarendon Street Boston, MA 02116 Facsimile: (617) 937-5533 Attention: Managing Counsel

Fund Administration and Accounting Service Module	4	BTC | State Street CONFIDENTIAL

With Copy To:	State Street Bank and Trust Company US IS Mutual Funds Legal Division 2 Avenue de Lafayette – 2nd Floor Boston, MA 02110 Facsimile: (617) 662-2702 Attention: Senior Managing Counsel, Legal Department

10.2	Survival. Notwithstanding anything to the contrary in this Fund Administration and Accounting Services Module, each Party’s obligations under Sections 5.2 and 8 hereof shall continue and remain in full force and effect after the termination of this Fund Administration and Accounting Services Module. In addition, Sections 1, 2, 3, and 5 through 10 will continue and remain in full force and effect during the period during which State Street is required to provide Disengagement Assistance with respect to the Services hereunder after termination or expiration of this Service Module.

10.3	Single Agreement. This Fund Administration and Accounting Services Module (including any exhibits, appendices and schedules hereto), the iGroup Module, the License Agreements and the Master Services Agreement constitute the entire agreement between State Street, BTC (to the extent license agreements are with BTC), and each BTC Recipient as to the subject matter hereof and supersedes any and all agreements, representations and warranties, written or oral, regarding such subject matter made prior to the time at which this Fund Administration and Accounting Services Module has been executed and delivered between State Street and BTC or such BTC Recipient.

[Signature Page Follows]

Fund Administration and Accounting Service Module	5	BTC | State Street CONFIDENTIAL

IN WITNESS WHEREOF, the parties hereto have caused this Fund Administration and Accounting Services Module to be executed by their respective officers thereunto duly authorized as of the day and year first written above.

iSHARES, INC., on behalf of each of its series listed in Exhibit A to the Master Services Agreement.		STATE STREET BANK AND TRUST COMPANY

	/s/ Jack Gee		/s/ Michael F. Rogers
Name:	Jack Gee	Name:	Michael F. Rogers
Title:	Managing Director	Title:	Executive Vice President

iSHARES TRUST, on behalf of each of its series listed in Exhibit A to the Master Services Agreement.		iSHARES MSCI RUSSIA CAPPED INDEX FUND, INC. on behalf of each of its series listed in Exhibit A to the Master Services Agreement.

	/s/ Jack Gee		/s/ Jack Gee
Name:	Jack Gee	Name:	Jack Gee
Title:	Managing Director	Title:	Managing Director

iSHARES MSCI EMERGING MARKETS SMALL CAP INDEX FUND, INC. on behalf of each of its series listed in Exhibit A to the Master Services Agreement.

/s/ Jack Gee
Name:	Jack Gee
Title:	Managing Director

Fund Administration and Accounting Service Module	BTC | State Street CONFIDENTIAL